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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Linkwell Tech Group, Inc., a Florida corporation

Shanghai Likang Disinfectant High-Tech Company, Limited, a People's
       Republic of China corporation and 90% owned subsidiary of Linkwell Tech Group, Inc.

Aerisys Incorporated, a Florida corporation